EXHIBIT 99.1

Hub Group, Inc. Reports First Quarter 2022 Results

Highlights:

  Strong freight demand conditions, combined with the attractive value proposition of our service offerings, led to record quarterly revenue of $1.3 billion, up 41% as compared to last year
  Record quarterly gross margin of $215 million (16.6% of revenue) driven by favorable pricing and yield management, combined with our continued focus on operating efficiency, resulted in operating income margin of 8.9%
  Record quarterly diluted earnings per share (EPS) of $2.58
  Generated net income of $88 million and EBITDA (non-GAAP)(1) of $150 million, and ended the quarter with solid liquidity and a conservative capital structure
  Increased full year 2022 outlook, with expected revenue of $5.3 - $5.5 billion and diluted EPS of $9.00 - $10.00

OAK BROOK, Ill., April 28, 2022 (GLOBE NEWSWIRE) -- Hub Group, Inc. (NASDAQ:HUBG) announced first quarter 2022 net income of $88 million, and diluted earnings per share of $2.58.   Net income for first quarter 2021 was $17 million, or $0.51 per diluted share.

“Hub Group continues to perform extremely well in today’s environment, delivering record revenue and profit as we support our customers’ strong freight demand with high service levels and innovative supply chain solutions. Our ongoing focus on yield improvement, operating efficiency and fixed cost leverage led to record profitability. We reported record quarterly diluted EPS of $2.58, which is over five times the prior year’s diluted EPS. We continue to expect a strong 2022 and are increasing our financial guidance for the year, while also investing in our business to support our customers’ needs for capacity, service and innovative solutions,” said Dave Yeager, Hub Group’s Chairman and Chief Executive Officer.

First Quarter 2022 Results

Revenue for the first quarter of 2022 increased by 41% to $1.3 billion compared with $920 million in the first quarter of 2021. Gross margin for the quarter was 16.6% of revenue, as compared with 11.8% last year. Operating income was $115 million (8.9% of revenue) versus $24 million (2.6% of revenue) in 2021.   EBITDA (non-GAAP)1 for the quarter was $150 million.

As part of our profit improvement initiatives we have focused on realizing efficiencies between our dedicated and drayage trucking operations, including through the sharing of equipment and drivers, and by leveraging a combined driver support services function. Our dedicated and drayage teams now operate as one combined organization. As a result, beginning in first quarter 2022 we now report revenue for these operations under the “Intermodal and Transportation Solutions” line of business.

First quarter Intermodal and Transportation Solutions (“ITS”) revenue increased 35% to $774 million. Intermodal volume increased 4% and revenue per load increased 35%. ITS gross margin increased compared to the prior year as pricing and cost recovery more than offset increased purchased transportation costs and lower volume.

Truck Brokerage revenue grew 132% in the quarter to $296 million due to the acquisition of Choptank Transport (“Choptank”) as well as revenue growth from truckload and LTL. Gross margin increased relative to first quarter 2021 due to the acquisition, higher revenue per load and growth in cross selling with our customers.

First quarter Logistics revenue increased 6% to $229 million due to the growth of our final mile and consolidation services, as well as the contribution from new managed transportation customer onboardings. Gross margin increased due to growth with existing customers, new business onboardings and yield management initiatives, partially offset by higher warehousing and transportation costs.

Costs and expenses increased to $100 million in the first quarter of 2022 due to incremental operating costs from Choptank and higher compensation expense, partially offset by $3 million of higher gains on the sale of equipment as compared to prior year.

Capital expenditures for the first quarter of 2022 totaled $31 million. At March 31, 2022, we had cash and cash equivalents of $207 million.

2022 Outlook

We expect that our 2022 diluted earnings per share will range from $9.00 to $10.00. We estimate revenue will range from $5.3 to $5.5 billion, and that gross margin as a percentage of revenue will range from 15.6% to 16.0%. We estimate our costs and expenses will range from $420 to $440 million for the year. We project our effective tax rate for the year will be 24-25%. We expect capital expenditures for 2022 to range from $240 to $265 million.

Non-GAAP Financial Measure

In this press release, we present EBITDA, a non-GAAP financial measure of profitability defined as earnings before interest, taxes, depreciation and amortization. As required by the rules of the Securities and Exchange Commission (“SEC”), we have provided herein a reconciliation of this non-GAAP financial measure to Net Income, the most directly comparable measure under GAAP. Management believes that EBITDA provides relevant and useful information, which is used by our management as well as by many analysts, investors and competitors in our industry. By providing this non-GAAP measure, management intends to provide investors with a meaningful, consistent comparison of the Company’s profitability for the periods presented. EBITDA should be viewed in addition to, and not as an alternative to or substitute for, measures determined in accordance with GAAP, and is not necessarily comparable to non-GAAP measures that may be presented by other companies.

CONFERENCE CALL

Hub Group, Inc. will hold a conference call at 5:00 p.m. Eastern Time on April 28, 2022 to discuss our first quarter 2022 results.

Hosting the conference call will be Dave Yeager, Chairman and CEO. Also participating on the call will be Phil Yeager, President and Chief Operating Officer, and Geoff DeMartino, Executive Vice President, Chief Financial Officer and Treasurer.

This call is being webcast and can be accessed through the Investors link on Hub Group’s web site at www.hubgroup.com. The webcast is listen-only. Those interested in participating in the question and answer session should follow the telephone dial-in instructions below.

To participate in the conference call by telephone, please pre-register at:

https://event-registration.arkadin.com/62461a6d820c352429f21a25

For those who do not prefer to preregister, on the day of the call, dial (866) 374-5140 approximately ten minutes prior to the scheduled call time; enter the participant PIN code 93210627#. The call will be limited to 60 minutes, including questions and answers.   An audio replay will be available through the Investors link on the Company's web site at www.hubgroup.com. This replay will be available for 30 days.

CERTAIN FORWARD-LOOKING STATEMENTS: Statements in this press release that are not historical may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. Forward-looking statements are inherently uncertain and subject to risks, uncertainties and other factors that might cause the actual performance of Hub Group, Inc. to differ materially from those expressed or implied by this discussion and, therefore, should be viewed with caution. All forward-looking statements and information are provided pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally may be identified by the use of forward-looking terminology such as “trends”, “assumptions”, “target”, “guidance”, “outlook”, “opportunity”, “future”, “plans”, “goals”, “objectives”, “expects”, “anticipate”, “expected”, “may”, “will”, “would”, “could”, “intend”, “believe”, “potential”, “projected”, “estimate” (or the negative or derivative of each of these terms), or similar words, and include our statements regarding our outlook, profit improvement initiatives and capital expenditures. These forward-looking statements are based on management's experience and perception of trends, current conditions, and anticipated future developments, as well as other factors believed to be appropriate. We believe these statements and the assumptions and estimates contained in this release are reasonable based on information that is currently available to us. Factors that could cause actual results to differ materially include general or regional economic conditions and health concerns; the effect of the ongoing COVID-19 pandemic, including any spikes, outbreaks or variants of the virus, as well as any future government actions taken in response to the pandemic, including on our business operations, as well as its impact on general economic and financial market conditions and on our customers, counterparties, employees and third-party service providers; our ability to sustain or the effects of plans intended to improve operational execution and performance; changes in or implementation of governmental or regulatory rules and interpretations affecting tax, wage and hour matters, health and safety, labor and employment, insurance or other undeterminable areas; intermodal costs and prices, the integration of acquisitions and expenses relating thereto; the future performance of Hub’s Intermodal and Transportation Solutions, Truck Brokerage and Logistics business lines; driver shortages; the amount and timing of strategic investments or divestitures by Hub; the failure to implement and integrate critical information technology systems; cyber security incidents; retail and other customers encountering adverse economic conditions and other factors described from time to time in Hub Group's SEC reports, press releases and other communications. Hub Group assumes no obligation to update any such forward-looking statements.

SOURCE: Hub Group, Inc.                CONTACT: Maralee Volchko of Hub Group, Inc., +1-630-271-3745

HUB GROUP, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2022		2021
		% of		% of
	Amount	Revenue	Amount	Revenue
Revenue	$1,298,123	100.0%	$919,553	100.0%

Transportation costs	1,083,106	83.4%	810,806	88.2%
Gross margin	215,017	16.6%	108,747	11.8%

Costs and expenses:
Salaries and benefits	68,926	5.3%	56,951	6.2%
General and administrative	20,076	1.6%	19,243	2.1%
Depreciation and amortization	10,955	0.8%	8,502	0.9%
Total costs and expenses	99,957	7.7%	84,696	9.2%

Operating income	115,060	8.9%	24,051	2.6%

Other income (expense):
Interest expense	(1,698)	-0.1%	(1,904)	-0.2%
Other, net	131	0.0%	(93)	-0.0%
Total other expense	(1,567)	-0.1%	(1,997)	-0.2%

Income before provision for income taxes	113,493	8.8%	22,054	2.4%

Provision for income taxes	25,990	2.0%	4,824	0.5%

Net income	$87,503		$17,230

Earnings per share
Basic	$2.60		$0.52
Diluted	$2.58		$0.51

Basic weighted average number of shares outstanding	33,644		33,419
Diluted weighted average number of shares outstanding	33,966		33,775

HUB GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	March 31,	December 31,
	2022	2021
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$206,896	$159,784
Accounts receivable trade,net	766,579	701,512
Accounts receivable other	3,153	3,022
Prepaid taxes	1,657	2,191
Prepaid expenses and other current assets	24,378	27,779
TOTAL CURRENT ASSETS	1,002,663	894,288

Restricted investments	21,497	24,256
Property and equipment, net	689,779	681,451
Right-of-use assets - operating leases	44,118	44,036
Right-of-use assets - financing leases	2,750	1,252
Other intangibles, net	190,252	196,672
Goodwill, net	576,847	576,913
Other assets	19,228	18,426
TOTAL ASSETS	$2,547,134	$2,437,294

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable trade	$418,509	$424,923
Accounts payable other	26,674	12,493
Accrued payroll	47,521	56,938
Accrued other	103,111	82,827
Lease liability - operating leases	12,131	11,364
Lease liability - financing leases	2,062	1,251
Current portion of long term debt	97,571	97,273
TOTAL CURRENT LIABILITIES	707,579	687,069

Long term debt	174,669	177,479
Non-current liabilities	42,183	41,572
Lease liability - operating leases	34,194	34,916
Lease liability - financing leases	681	-
Deferred taxes	160,857	155,944

STOCKHOLDERS' EQUITY:
Preferred stock, $.01 par value; 2,000,000 shares authorized;
no shares issued or outstanding in 2022 and 2021	-	-
Common stock
Class A: $.01 par value; 97,337,700 shares authorized and
41,224,792 shares issued in 2022 and 2021; 33,988,791 shares
outstanding in 2022 and 33,907,734 shares outstanding in 2021	412	412
Class B: $.01 par value; 662,300 shares authorized;
662,296 shares issued and outstanding in 2022 and 2021	7	7
Additional paid-in capital	189,168	189,256
Purchase price in excess of predecessor basis, net of tax
benefit of $10,306	(15,458)	(15,458)
Retained earnings	1,512,137	1,424,634
Accumulated other comprehensive loss	(187)	(207)
Treasury stock; at cost, 7,236,001 shares in 2022
and 7,317,058 shares in 2021	(259,108)	(258,330)
TOTAL STOCKHOLDERS' EQUITY	1,426,971	1,340,314
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,547,134	$2,437,294

HUB GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2022	2021

Cash flows from operating activities:
Net income	$87,503	$17,230
Adjustments to reconcile net income
to net cash provided by operating activities:
Depreciation and amortization	35,192	32,111
Deferred taxes	5,286	4,325
Compensation expense related to share-based compensation plans	4,719	5,117
Gain on sale of assets	(4,745)	(1,924)
Changes in operating assets and liabilities, net of acquisitions:
Restricted investments	2,759	1,618
Accounts receivable, net	(65,288)	8,389
Prepaid taxes	535	350
Prepaid expenses and other current assets	3,403	8,825
Other assets	(1,516)	(189)
Accounts payable	7,771	36,820
Accrued expenses	7,130	18,695
Non-current liabilities	(2,539)	(3,994)
Net cash provided by operating activities	80,210	127,373

Cash flows from investing activities:
Proceeds from sale of equipment	6,444	14,933
Purchases of property and equipment	(30,927)	(9,522)
Net cash (used in) provided by investing activities	(24,483)	5,411

Cash flows from financing activities:
Repayments of long term debt	(26,024)	(33,381)
Stock withheld for payments of withholding taxes	(5,585)	(3,759)
Finance lease payments	(526)	(772)
Proceeds from issuance of debt	23,512	6,894
Net cash used in financing activities	(8,623)	(31,018)

Effect of exchange rate changes on cash and cash equivalents	8	(8)

Net increase in cash and cash equivalents	47,112	101,758
Cash and cash equivalents beginning of period	159,784	124,506
Cash and cash equivalents end of period	$206,896	$226,264

HUB GROUP, INC.
FINANCIAL INFORMATION BY BUSINESS LINE
(in thousands)
(unaudited)

	Three Months
	Ended March 31,

	2022	2021

Intermodal and transportation solutions	$773,576	$575,256

Truck brokerage	295,605	127,262

Logistics	228,942	217,035

Total Revenue	$1,298,123	$919,553

RECONCILIATION OF NET INCOME TO EBITDA (1)
(in thousands)
(unaudited)

	Three Months
	Ended March 31,
			Change	Change
	2022	2021	$	%

Net income	$87,503	$17,230	$70,273	407.9%

Interest expense	1,698	1,904	(206)	-10.8%

Depreciation and amortization	35,192	32,111	3,081	9.6%

Provision for income taxes	25,990	4,824	21,166	438.8%

EBITDA	$150,383	$56,069	$94,314	168.2%

(1) See the “Non-GAAP Financial Measure” section of this release for the definition of EBITDA and a discussion of this non-GAAP financial measure.